Putnam RetirementReady 2030 Fund
1/31/13 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	184
Class B	3
Class C 2
Class M	*

72DD2 (000s omitted)
Class R	41
Class Y	85

* Represents less than 1,000

73A1
Class A	0.168
Class B	0.050
Class C	0.060
Class M	0.089

73A2
Class R	0.134
Class Y	0.209

74U1 (000s omitted)
Class A	1,114
Class B	67
Class C	40
Class M	5

74U2 (000s omitted)
Class R	295
Class Y	424

74V1
Class A	17.33
Class B	16.55
Class C	16.57
Class M	16.92

74V2
Class R	16.45
Class Y	19.61

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.